UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

The Graystone Company, Inc.
(Exact Name of Registrant in its Charter)

Delaware	27-3051592
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

380 Lexington Ave
17th Floor
New York, NY 10168
(Address of Principal Executive Offices) (Zip Code)

(917) 310-0077
 (Registrant’s telephone number, including area code)

(917) 591-9081
 (Registrant’s Fax number, including area code)

Securities to be Registered Under Section 12(b) of the Act:
None

Securities to be Registered Under Section 12(g) of the Act:
Common Stock, Par Value $0.0001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

Item 1.    Business

Registrant Overview

The Graystone Company, Inc. (“Graystone”, “we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of New York on May 27, 2010 under the name of Argentum Capital, Inc.   Graystone was reincorporated in Delaware on January 10, 2010 and subsequently renamed the Company to The Graystone Company, Inc on January 14, 2010.  Graystone is domiciled in the state of Delaware, and its corporate headquarters are located in New York, New York. The Company selected December 31 as its fiscal year end.

Business of Registrant

The Graystone Company, Inc. is a holding company operating various divisions and wholly owned subsidiaries engaged in a number of diverse business activities. The Company began operating in July 2010 under the d/b/a paypercallexchange.com.  In November 2010, the Company began operating a separate division to provide consulting services.  In January 2010, the Company began to operate a real estate division and natural resources division.

Marketing Division.  This division operates under the name paypercallexchange.com. This division began operating in July 2010.  The Company markets within various business industries.  The company then receives calls (or leads) from these marketing activities.  We then live transfer these calls to clients, these is referred to as Pay Per Call.  Our proprietary process includes advertising through print, mobile, internet, skype and other forms of media.  Through the use of these proprietary state-of-the-art technologies the company provides lead sources to our clients at competitive pricing.  In December 2010, the Company provided 1,386 leads up from the 1,090 leads provided in November 2010 for a 27% increase.

A Per Per Call ad is set up much like a Pay Per Click advertisement, except with a phone number added and highlighted. There's two main models:

a) A toll free number is provided to the user which allows the Company to track calls made to clients.
b) The user enters their phone number, clicks a button and the system dials the client and the user simultaneously. The user picks up their phone and can hear the connection being made. This also allows added privacy for the user as the client is not provide with their phone number.

PayPerCall encourages the consumer to establish phone contact rather than sending them to a web site.  PayPerCall advertising provides a reduction in costs to the Company’s clients.  This is obtained by reducing the need to use the scattered type approach used in per per click, or sending consumers to a website, to induce a potential customer to purchase.  A phone call allows for the clients to quickly identify a customer’s needs and tailor a pre-sales discussion around that information. Even if a web site is involved with a purchase, the merchant's sales team can step the client through on how to make a purchase, lessening the chances of shopping cart abandonment.

Consulting Division.  This division operates under Graystone Ventures.  Graystone Ventures began operating in November 2010.  This division focuses on business consulting with a variety of companies in marketing, sales and operations.   The division assists companies in implementing strategies to achieve their objectives through business and management consulting service, organizational transformation, and business communications.  This division focuses primarily on early staged companies but also assist growth and mature companies as well.

Real Estate Division.  This division operates as Graystone Properties.  This division began operations in January 2011 and expects to begin acquiring residential real estate in February 2011.

The Real Estate Division focuses on the acquisition, development and management of single-family and mutli-family properties in the United States.  Our real estate acquisitions are expected to include:

•	income-producing residential properties;
•	properties undervalued and/or in need of some repairs; and
•	new development properties.

We intend to seek potential property acquisitions meeting the above criteria and which are located throughout the United States. We believe the most important criteria for evaluating the markets in which we intend to purchase properties include:

•	historic and projected population growth;
•	historically high levels of tenant demand and lower historic investment volatility for the type of property being acquired;
•	markets with historic and growing numbers of a qualified and affordable workforce;
•	high historic and projected employment growth;
•	markets where demographics support need for senior living and healthcare related facilities;
•	markets with high levels of insured populations;
•	stable household income and general economic stability; and
•	sound real estate fundamentals, such as high occupancy rates and strong rent rate potential.

Natural Resources Division.  This division began operating in January 2011and is engaged in the business of acquiring and exploring gold, silver, precious metal and gems and other mineral properties with proven and probable reserves.  The Company is currently exploring purchasing or entering into joint venture agreements for mining properties in Nevada, Montana, Alaska and Mexico.  Since the Company has recently began these operations there is no assurance that the Company will be able to acquire properties with commercially viable mineral deposit. To date, we have not acquired any properties that have economically viable mineral deposit on the property, and there is no assurance that we will discover one.

Employees.  The Company has 2 employees.  Both are full time employees.

Reports to security holders.  Upon the effectiveness of this Form 10, the Company will be a reporting company and will comply with the requirements of the Exchange Act and file 10-Q and 10-K reports which will contain financial information that has been examined and reported on, with an opinion express “by” an independent public or certified public accountant.  The public may read and copy any materials the Company files with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at  http://www.sec.gov.

Item 1A.  Risk Factors

 Limited Capitalization and Lack of Working Capital.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern.  The Company has extremely limited capitalization and is dependent on raising funds to grow and expand its businesses. The Company will endeavor to finance its need for additional working capital through debt or equity financing. Additional debt financing would be sought only in the event that equity financing failed to provide the Company necessary working capital. Debt financing may require the Company to mortgage, pledge or hypothecate its assets, and would reduce cash flow otherwise available to pay operating expenses and acquire additional assets. Debt financing would likely take the form of short-term financing provided by officers and directors of the Company, to be repaid from future equity financing. Additional equity financing is anticipated to take the form of one or more private placements to qualified investors under exemptions from the registration requirements of the 1933 Act or a subsequent public offering. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

Dependence on Key Personnel.

Initially, success of the Company is entirely dependent upon the management efforts and expertise of Messrs. J.W. Mezey and Paul Howarth. A loss of the services of any of these individuals could adversely affect the conduct of the Company's business. In such event, the Company would be required to obtain other personnel to manage and operate the Company, and there can be no assurance that the Company would be able to employ a suitable replacement for either of such individuals, or that a replacement could be hired on terms which are favorable to the Company. The Company currently maintains no key man insurance on the lives of any of its officers or directors.

Dependence on a Limited Number of Prospects.

The success of the Company will be dependent on only a limited number of prospects. Injury or loss to any one of these prospects could substantially and adversely effect the Company's operations. The Company is currently attempting to increase it’s customer base and diversify it’s operations.  However, until the Company is successful, if at all, in these attempts it will be depend on a limited number of sources for revenue.

Conflict of Interest.

 Officers and directors of the Company are subject to potential conflicts of interest in their service to the Company.  J.W. Mezey and Paul Howarth both currently are engaged in activities similar to the Company, such as acquiring real estate in their personal name and consulting to various businesses.  Mr. Mezey and Mr. Howarth have both agreed and understand that the Company shall be presented with any business opportunity present to either as an individual.  They may only act upon these business opportunities if the Company passes on such opportunity.

Dividends Policy May Restrict Growth and Lead To Dilution.

The Company has paid dividends on its Common Stock in the past.  The Company intends to continue to pay dividends.  Beginning in February 2011, the Company has decided to distribute at least 70% of its net income it has received to the shareholders as dividend payments.  As a result, the Company will be restricted in its growth potential.  In order to grow, the Company will need to raise additional capital which may cause dilution among the Company’s shareholders.

Company’s Dividends Policy May Be Terminated At Any Time

Even though the Company has issued dividends in the past and intends to continue paying dividends.  Such dividends will be directly dependent upon the earnings of the Company, its financial requirements, ability to raise capital and other factors.  As a result of these factors, the Board of Directors may determine it is in the Company’s best interest to cease paying dividends in the future.

We cannot guarantee that an active trading market will develop for our common stock.

There is no public market for our Common Stock and there can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our Common Stock should have a long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. There has not been a market for our Common Stock. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

Our shares may be subject to the “penny stock” rules, following such a reverse merger transaction which might  subject you to restrictions on marketability and may not be able to sell your shares

Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker- dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

Due to the control by management of the 100% of issued and outstanding common stock our non-management shareholders will have no power to choose management or impact operations.

Management currently controls and votes 100% of our issued and outstanding common stock. Consequently, management has the ability to influence control of our operations and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

•	Election of the Board of Directors;
•	Removal of directors;
•	Amendment to the our certificate of incorporation or bylaws; and

These stockholders will thus have substantial influence over our management and affairs and other stockholders possess no practical ability to remove management or effect the operations of our business. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the common stock.

This registration statement contains forward-looking statements and information relating to us, our industry and to other businesses.

These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this registration statement, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this registration statement. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect the occurrence of unanticipated events.

We may need additional financing which we may not be able to obtain on acceptable terms.  If we are unable to raise additional capital, as needed, the future growth of our business and operations would be severely limited.

A limiting factor on our growth, including its ability to penetrate new markets, attract new customers, and deliver products and services in the commercial lighting market, is our limited capitalization compared to other companies in the industry.  While we are currently able to fund all basic operating costs it is possible that we may require additional funding in the future to achieve all of our proposed objectives.

If we raise additional capital through the issuance of debt, this will result in increased interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution.  In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock.  If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants).  There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all.  Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures, could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds.

Sales of our common stock in the public market could lower our market price for our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that management deems acceptable or at all.

There is limited liquidity in our shares.

There is no public market for our Common Stock and there can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained.  If a public market does develop, the market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control.  The  market  price  of  our  common  stock  could  be  subject  to   significant fluctuations  and the market  price  could be  subject  to any of the  following factors:

●	our failure to achieve and maintain profitability;
●	Changes in earnings estimates and recommendations by financial analysts;
●	actual or anticipated variations in our quarterly and annual results of operations;
●	changes in market valuations of similar companies;
●	announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
●	loss of significant clients or customers;
●	loss of significant strategic relationships; and
●	general market, political and economic conditions.

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our common stock is low.

Our by-laws provide for indemnification of out officers and directors.

Our bylaws require that we indemnify and hold harmless our officers and directors, to the fullest extent permitted by law, from certain claims, liabilities and expenses under certain circumstances and subject to certain limitations and the provisions of Delaware law.  Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, attorneys fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Risks Related to Our Real Estate Division

Competition with third parties for properties and other investments may result in our paying higher prices for properties which could reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, banks, insurance companies, REITs, and real estate limited partnerships, many of which have greater resources than we do. Some of these investors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and increased prices. If competitive pressures cause us to pay higher prices for properties, our ultimate profitability may be reduced and the value of our properties may not appreciate or may decrease significantly below the amount paid for such properties. At the time we elect to dispose of one or more of our properties, we will be in competition with sellers of similar properties to locate suitable purchasers, which may result in us receiving lower proceeds from the disposal or result in us not being able to dispose of the property due to the lack of an acceptable return. This may cause you to experience a lower return on your investment.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, and we may experience a decline in realized rental rates from time to time.

As a result of various factors, including competitive pricing pressure in our markets, a general economic downturn and the desirability of our properties compared to other properties in our markets, we may be unable to realize our asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain sufficient rental rates across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on market rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

Recent disruptions in the financial markets and continuing poor economic conditions could adversely affect the values of our properties and our ongoing results of operations.

Disruptions in the capital markets during the past two years have constrained equity and debt capital available for the acquisition of real and property and have consequent caused reductions in property values. Furthermore, the current state of the economy and the implications of future potential weakening may negatively impact real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our properties. The current downturn may impact our future tenants’ financial resources directly, reducing their ability to pay rent.

Liquidity in the global credit market has been significantly contracted by market disruptions in recent years, making it more costly to obtain acquisition financing, new lines of credit or refinance existing debt, when debt financing is available at all.

•	The occurrence of these events could have the following negative effects on us:
•	the values of our properties could decrease below the amounts we paid for the properties;
•	revenues from our properties could decrease due to lower occupancy rates, reduced rental rates and potential increases in uncollectible receivables; and
•	we may not be able to refinance our future indebtedness or to obtain debt financing on attractive terms.
•	These factors could impair our ability to make distributions to you and decrease the value of your properties in us.

Financial markets are still recovering from a period of disruption and recession, and we are unable to predict if and when the economy will stabilize or improve.

The financial markets are still recovering from a recession, which created volatile market conditions, resulted in a decrease in availability of business credit and led to the insolvency, closure or acquisition of a number of financial institutions. While the markets show signs of stabilizing, it remains unclear when the economy will fully recover to pre-recession levels. Continued economic weakness in the U.S. economy generally or a new recession would likely adversely affect our financial condition and that of our tenants and could impact the ability of our tenants to pay rent to us.

We may not be able to operate our business or implement our operating policies and strategies successfully.

The results of our operations depend on many factors, including, without limitation, the availability of opportunities for the acquisition of attractively priced residential properties, the level and volatility of interest rates, readily accessible funding in the financial markets and our ability to cost-effectively hedge risks as well as overall economic conditions. We may not be able to maintain any agreements with our lenders on favorable terms or at all. Furthermore, we may not be able to operate our business successfully or implement our operating policies and strategies as described in this prospectus, which could result in the loss of some or all of your investment.

Future terrorist attacks in the United States could harm the demand for and the value of our properties.

Future terrorist attacks in the U.S., such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could harm the demand for and the value of our properties even if not directed at our properties. A decrease in demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and the availability of insurance for such acts may be limited or may cost more. To the extent that our tenants are impacted by future attacks, their ability to continue to honor obligations under their existing leases with us could be adversely affected. Additionally, certain tenants have termination rights or purchase options in respect of certain casualties. The terrorist attacks that occurred on September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. The lack of sufficient insurance for these types of acts could expose us to significant losses and could have a negative impact on our operations. Even if we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property. Failure to reinvest casualty proceeds in the affected property or properties could also trigger our tax indemnification obligations under our agreements with certain limited partners of our operating partnership with respect to sales of specified properties.

Potential losses such as those from adverse weather conditions, natural disasters and title claims, may not be fully covered by our insurance policies.

Our business operations are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters that could cause significant damage to the properties in our portfolio. Although we intended to obtain insurance for our properties, our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. In addition, our insurance policies may include substantial self-insurance portions and significant deductibles and co-payments for such events, and recent hurricanes in the United States have affected the availability and price of such insurance. As a result, we may incur significant costs in the event of adverse weather conditions and natural disasters. We may discontinue certain insurance coverage on some or all of our properties in the future if the cost of premiums for any of these policies in our judgment exceeds the value of the coverage discounted for the risk of loss.

Furthermore, we will not carry insurance for certain losses, including, but not limited to, losses caused by certain environmental conditions, such as mold or asbestos, riots or war. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, we may not have sufficient coverage against all losses that we may experience, including from adverse title claims.

If we experience a loss that is uninsured or which exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

In addition, certain of our properties could not be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements.

Real estate market conditions at the time we decide to dispose of a property may be unfavorable which could reduce the price we receive for a property and lower the return on your investment.

We intend to hold the properties in which we invest until we determine that selling or otherwise disposing of properties would help us to achieve our investment objectives. General economic conditions, availability of financing, interest rates and other factors, including supply and demand, all of which are beyond our control, affect the real estate market. We may be unable to sell a property for the price, on the terms, or within the time frame we want. Accordingly, the gain or loss on your investment could be affected by fluctuating market conditions.

If we sell properties by providing financing to purchasers of our properties, distribution of net sales proceeds to our stockholders would be delayed and defaults by the purchasers could reduce our cash available for distribution to stockholders.

If we provide financing to purchasers, we will bear the risk that the purchaser may default. Purchaser defaults could reduce our cash distributions to you. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of or completion of foreclosure proceedings.

Risks Related to our Natural Resource Division

Our exploration activities are highly speculative and involve substantial risks.

The exploration work on acquired mining properties may not result in the discovery of mineable deposits of ore in a commercially economical manner. However if mineable deposits of ore does exist, there may be limited availability of water, which is essential to mining operations, and interruptions may be caused by adverse weather conditions. Our operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls. Our exploration activities are subject to substantial hazards, some of which are not insurable or may not be insured for economic reasons. Any of these factors could have a material adverse effect on our results and financial condition.

We are sensitive to fluctuations in the price of gold and other minerals, which is beyond our control. The price of gold and other metals is volatile and price changes are beyond our control.

The prices for gold and other metals fluctuate and are affected by numerous factors beyond our control. Factors that affect the price of gold and other metals include consumer demand, economic conditions, over supply from secondary sources and costs of production. Price volatility and downward price pressure, which can lead to lower prices, could have a material adverse effect on the costs of and the viability of our projects.

Mineral exploration and prospecting is highly competitive and speculative business and we may not be successful in seeking available opportunities.

The process of mineral exploration and prospecting is a highly competitive and speculative business. In seeking available opportunities, we will compete with a number of other companies, including established, multi-national companies that have more experience and financial and human resources than us. Because we may not have the financial and managerial resources to compete with other companies, we may not be successful in our efforts to acquire new projects. However, while we compete with other exploration companies, once we acquire a claim there is no competition for the exploration or removal of mineral from such claim in which we acquire.

Compliance with environmental considerations and permitting could have a material adverse effect on the costs or the viability of our projects. The historical trend toward stricter environmental regulation may continue, and, as such, represents an unknown factor in our planning processes.

All mining in United States is regulated by the government agencies at the Federal and State levels. Compliance with such regulation could have a material effect on the economics of our operations and the timing of project development. Our primary regulatory costs will be related to obtaining licenses and permits from government agencies before the commencement of mining activities. An environmental impact study that must be obtained on each property, in order to obtain governmental approval to mine on the properties, is also a part of the overall operating costs of a mining company.

The gold and mineral mining business is subject not only to worker health and safety, and environmental risks associated with all mining businesses, but is also subject to additional risks uniquely associated with gold and other minerals mining. Although we believe that our operations will be in compliance, in all material respects, with all relevant permits, licenses and regulations involving worker health and safety, as well as the environment, the historical trend toward stricter environmental regulation may continue. The possibility of more stringent regulations exists in the areas of worker health and safety, the dispositions of wastes, the decommissioning and reclamation of mining and milling sites and other environmental matters, each of which could have an adverse material effect on the costs or the viability of a particular project.

Mining and exploration activities are subject to extensive regulation by Federal and State governments. Future changes in governments, regulations and policies, could adversely affect our results of operations for a particular period and our long-term business prospects.

Mining and exploration activities are subject to extensive regulation by Federal and State Governments. Such regulation relates to production, development, exploration, exports, taxes and royalties, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine and mill reclamation, mine and mill safety, toxic substances and other matters. Compliance with such laws and regulations has increased the costs of exploring, drilling, developing, constructing, operating mines and other facilities. Furthermore, future changes in governments, regulations and policies, could adversely affect our results of operations in a particular period and its long-term business prospects.

The development of mines and related facilities is contingent upon governmental approvals, which are complex and time consuming to obtain and which, depending upon the location of the project, involve various governmental agencies. The duration and success of such approvals are subject to many variables outside of our control.

Because of the inherent dangers involved in mineral exploration and production, there is a risk that we may incur liability or damages as we conduct our business.

Exploration and establishment of mining operations to production involves numerous hazards. As a result, the Company may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which the Company cannot insure or against which the Company may elect not to insure. The payment of such liabilities may have a material adverse effect on the Company’s financial position.

If we do not conduct mineral exploration on our mineral claims and keep the claims in good standing, then our right to the mineral claims will lapse and we will lose everything that we have invested and expended towards these claims.

We must complete mineral exploration work on our mineral claims and keep the claims in good standing. If we do not fulfill our work commitment requirements on our claims or keep the claims in good standing, then our right to the claims will lapse and we will lose all interest that we have in these mineral claims.

We cannot accurately predict whether commercial quantities of ores will be established.

Whether an ore body will be commercially viable depends on a number of factors beyond our control, including the particular attributes of the deposit such as size, grade and proximity to infrastructure, as well as mineral prices and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We cannot predict the exact effect of these factors, but the combination of these factors may result in a mineral deposit being unprofitable which would have a material adverse effect on our business. We have no mineral producing properties at this time.

We may not be able to establish the presence of minerals on a commercially viable basis.

Substantial expenditures will be required to develop the exploration infrastructure at any site chosen for exploration, to establish ore reserves through drilling, to carry out environmental and social impact assessments, and to develop metallurgical processes to extract the metal from the ore. We may not be able to discover minerals in sufficient quantities to justify commercial operation, and we may not be able to obtain funds required for exploration on a timely basis. Accordingly, you could lose your entire investment.
We will need to incur substantial expenditures in an attempt to establish the economic feasibility of mining operations by identifying mineral deposits and establishing ore reserves through drilling and other techniques, developing metallurgical processes to extract metals from ore, designing facilities and planning mining operations. The economic feasibility of a project depends on numerous factors beyond our control, including the cost of mining and production facilities required to extract the desired minerals, the total mineral deposits that can be mined using a given facility, the proximity of the mineral deposits to a user of the minerals, and the market price of the minerals at the time of sale. Our existing or future exploration programs or acquisitions may not result in the identification of deposits that can be mined profitably and you could lose your entire investment.

Our exploration activities are subject to various local laws and regulations

We are subject to local laws and regulation governing the exploration, development, mining, production, importing and exporting of minerals; taxes; labor standards; occupational health; waste disposal; protection of the environment; mine safety; toxic substances; and other matters. We require licenses and permits to conduct exploration and mining operations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a material adverse impact on our Company. Applicable laws and regulations will require us to make certain capital and operating expenditures to initiate new operations. Under certain circumstances, we may be required to close an operation once it is started until a particular problem is remedied or to undertake other remedial actions. This would have a material adverse effect on our results and financial condition.

We have uninsurable risks.

We may be subject to unforeseen hazards such as unusual or unexpected formations and other conditions. We may become subject to liability for pollution, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

We are subject to the volatility of metal and mineral prices.

The economics of developing metal and mineral properties are affected by many factors beyond our control including, without limitation, the cost of operations, variations in the grade ore or resource mined, and the price of such resources. The market prices of the metals for which we are exploring are highly speculative and volatile. Depending on the price of gold or other resources, we may determine that it is impractical to commence or continue commercial production. The price of gold has fluctuated widely in recent years. The price of gold and other metals and minerals may not remain stable, and such prices may not be at levels that will make it feasible to continue our exploration activities, or commence or continue commercial production.

We may not have clear title to our properties.

Acquisition of title to mineral properties is a very detailed and time-consuming process, and title to our properties may be affected by prior unregistered agreements or transfer, or undetected defects. There is a risk that we may not have clear title to all our mineral property interests, or they may be subject to challenge or impugned in the future, which would have a material adverse effect on our business.

Our mineral property interests may be subject to other mining licenses.

There can be no guarantee that we will be successful in negotiating with mining license owners to acquire their rights if we determine that we need their permission to drill or mine on the land covered by such mining licenses.

Summary

We believe it is important to communicate our expectations to investors.  There may be events in the future, however, that we are unable to predict accurately or over which we have no control.  The risk factors listed on the previous pages as well as any cautionary language in this registration statement, provide examples of risks, uncertainties and events that may cause our actual  results to differ materially from the expectations we describe in our forward looking statements.  The occurrence of the events our business described in the previous risk factors and elsewhere in this registration statement could negatively impact our business, cash flows, results of operation, prospects, financial condition and stock price.

Dividend Policy

The board of directors has decided to distribute at least 70% of its net income it has received to the shareholders as dividend payments.  As a result, the Company will be restricted in its growth potential.  In order to grow, the Company will need to raise additional capital which may cause dilution among the Company’s shareholders.  The board may decided to cease future dividend payments depending on the results of our operations, our financial condition and other factors related to the business that the board, in its sole discretion, may consider relevant.

Item 2.    Financial Information

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements, the notes to those consolidated financial statements, and the other financial information appearing elsewhere in this registration statement. The following discussion, analysis and other parts of this registration statement, in addition to historical information, contain forward-looking statements that reflect our plans, estimates, intentions, expectations, and beliefs. Such statements are only predictions, and our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance.  See “Special note regarding forward looking statements.” Factors that could cause or contribute to such differences include those set forth in “Item 1A - Risk factors” contained elsewhere in this registration statement.

Management’s Discussion and Analysis and Results of Operations

This following information specifies certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as  may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Critical Accounting Policies and Estimates.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.

Business Overview

Registrant Overview

The Graystone Company, Inc. (“Graystone”, “we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of New York on May 27, 2010 under the name of Argentum Capital, Inc.   Graystone was reincorporated in Delaware on January 10, 2010 and subsequently renamed the Company to The Graystone Company, Inc on January 14, 2010.  Graystone is domiciled in the state of Delaware, and its corporate headquarters are located in New York, New York. The Company selected December 31 as its fiscal year end.

Business of Registrant

The Graystone Company, Inc. is a holding company operating various divisions and wholly owned subsidiaries engaged in a number of diverse business activities. The Company began operating in July 2010 under the d/b/a paypercallexchange.com.  In November 2010, the Company began operating a separate division to provide consulting services.  In January 2010, the Company began to operate a real estate division and natural resources division.

Marketing Division.  This division operates under the name paypercallexchange.com. This division began operating in July 2010.  The Company markets within various business industries.  The company then receives calls (or leads) from these marketing activities.  We then live transfer these calls to clients, these is referred to as Pay Per Call.  Our proprietary process includes advertising through print, mobile, internet, skype and other forms of media.  Through the use of these proprietary state-of-the-art technologies the company provides lead sources to our clients at competitive pricing.  In December 2010, the Company provided 1,386 leads up from the 1,090 leads provided in November 2010 for a 27% increase.

Consulting Division.  This division operates under Graystone Ventures.  Graystone Ventures began operating in November 2010.  This division focuses on business consulting with a variety of companies in marketing, sales and operations.   The division assists companies in implementing strategies to achieve their objectives through business and management consulting service, organizational transformation, and business communications.  This division focuses primarily on early staged companies but also assist growth and mature companies as well.

Real Estate Division.  This division operates as Graystone Properties.  This division began operations in January 2011 and expects to begin acquiring residential real estate in February 2011.

Natural Resources Division.  This division began operating in January 2011and is engaged in the business of acquiring and exploring gold, silver, precious metal and gems and other mineral properties with proven and probable reserves.  The Company is currently exploring purchasing or entering into joint venture agreements for mining properties in Nevada, Montana, Alaska and Mexico.  Since the Company has recently began these operations there is no assurance that the Company will be able to acquire properties with commercially viable mineral deposit. To date, we have not acquired any properties that have economically viable mineral deposit on the property, and there is no assurance that we will discover one.

RESULTS OF OPERATIONS

REVENUES.

For the Nine Months Ending September 30, 2010.

For the Nine Months ended September 30, 2010, the Company generated net gross revenue of $16,148 with a net profit of $14,533. The Company provided discounts of $1,615.

Marketing Division:

Paypercallexchnge.com
Revenue	$16,148
Refund/Discount	$(1,615)
Gross Revenue	$14,533

For the Fiscal Year Ending December 31, 2010.

For the fiscal year ending December 31, 2010, the Company generated gross revenues of $68,824 on gross revenue of $74,804.  The Company provided discounts of $5,980.  These discounts were volume based discounts given to clients. The revenue was generated as follows:

Marketing Division:

Paypercallexchnge.com
Revenue	$49,804
Refund/Discount	$(5,980)
Gross Revenue	$43,824

Consulting Division:

Graystone Ventures
Revenue	$25,000
Refund/Discount	0
Gross Revenue	$25,000

Cost of Goods Sold

For the Nine Months Ending September 30, 2010.

For the Nine Months ending September 30, 2010, the Company had $2,354 in Cost of Goods Sold (COGS).  The COGS consist of the Company’s expenses related to the generating the leads it sells to clients to generate revenue for its marketing division paypercallexchange.com and its merchant fees.

Media Purchased for Clients	$2,250
Merchant Fees	$104
Total COGS	$2,354

For the Fiscal Year Ending December 31, 2010.

For the fiscal year ending December 31, 2010, the Company had $14,074 in Cost of Goods Sold.  The COGS consist of the Company’s expenses related to the generating the leads it sells to clients to generate revenue for its marketing division paypercallexchange.com and its merchant fees.

Media Purchased for Clients	$13,634
Merchant Fees	$440
Total COGS	$14,074

Operating Expenses

For the Nine Months Ending September 30, 2010.

For the Nine Months ending September 30, 2010, the Company had $250 in Operating Expenses.  These expenses related to the bank charges related to the company’s merchant account set up.

For the Fiscal Year Ending December 31, 2010.

For the fiscal year ending December 31, 2010, the Company had $6,409 in Operating Expenses.  These break down as follow:

$5,000 in legal fees related to contract drafting and review for clients
$862 in computer and internet expenses
$372 in bank charges and merchant account set up fees
$168 in incorporation expenses
$7 in shipping (non-cogs) expenses

Net Profit

For the Nine Months Ending September 30, 2010.

For the Nine Months ending September 30, 2010, the Company had Net Profits of $11,929.  This was derived as follows:

Gross Income:	$16,148
Discounts:	$1,615
COGS:	$2,354
Expenses:	$250
Net Profits:	$11,929

For the Fiscal Year Ending December 31, 2010.

For the fiscal year ending December 31, 2010, the Company had Net Profits of $48,341.  This was derived as follows:

Gross Income:	$74,804
Discounts:	$5,980
COGS:	$14,074
Expenses:	$6,409
Accrued Taxes:	$2,815
Net Profits:	$48,341

Dividends

For the Nine Months Ending September 30, 2010.

For the Nine Months ending September 30, 2010, the Company did not issue any dividends.

For the Fiscal Year Ending December 31, 2010.

For the fiscal year ending December 31, 2010, the Company issued dividends of $6,275.

Liquidity and Capital Resources

As of December 31, 2010 the Company had $5,522 in cash, $11,644 in Accounts Receivables and $15,000 in intangible assets for a total of $57,166 in assets. In management’s opinion, the Company’s cash position is insufficient to maintain its operations at the current level for the next 12 months.  Any expansion may cause the Company to require additional capital until such expansion began generating revenue. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors.

Since the Company distributes it profits in the form of dividends to its shareholders, we are seeking to raise additional funds to meet our expansion needs.  It is anticipated that the raise of additional funds will principally be through the sales of our securities.  As of the date of this report, additional funding has not been secured and no assurance may be given that we will be able to raise additional funds.

As of December 31, 2010, our total liabilities were $2,815 for the accrued income taxes; see Note 3 of our financials.

At inception, we issued 46,000,000 shares of common stock to our officers and director for cash and the intangible assets that the Company used to generate income.

During fiscal 2011, we expect that the legal and accounting costs of being a public company will continue to impact our liquidity. Other than the anticipated increases in legal and accounting costs due to the reporting requirements of being a reporting company, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

In the opinion of management, available funds will not satisfy our growth requirements for the next twelve months. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. In order to implement our business plan in the manner we envision, we will need to raise additional capital.  We cannot guaranty that we will be able to raise additional funds. Moreover, in the event that we can raise additional funds, we cannot guaranty that additional funding will be available on favorable terms. In the event that we experience a shortfall in our capital, we hope that our officers, directors and principal shareholders will contribute funds to pay for our expenses to achieve our objectives over the next twelve months.  At this time, though, we do not have any arrangement with any of our officers, directors or shareholders to provide any funding for the Company.

 Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Controls and Procedures

Evaluation of disclosure controls and procedures. Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time period specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports filed under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of Paul Howarth, Chief Executive Officer and J.W. Mezey our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon and as of the date of that evaluation, Messrs. Howath and Mezey concluded that our disclosure controls and procedures are not effective to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required.  The reason we believe our disclosure controls and procedures are not effective is because:

1.	No independent directors;
2.	No segregation of duties;
3.	No audit committee; and
4.	Ineffective controls over financial reporting.

Item 3.    Properties

Our principal executive office is located in Manhattan, New York and satellite offices in the Los Angeles Metropolitan area of California.  Our office space is provided to us by the officers of the company.

Item 4.    Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this filing, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under community property laws. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of the Company, 380 Lexington Ave, 17th Floor, New York, New York 10168.

	Amount and Nature of		Percentage
Name and Address	Beneficial Ownership		of Class
Paul Howarth, C.E.O, Chairman of the Board and Director1,3	23,000,000	1,3	50%
J.W. Mezey, President, C.F.O, and Director2,4	23,000,000	2,4	50%

1.
This includes 23,000,000 held by Renard Properties, LLC.  Which Messrs. Howarth and Mezey are members and Mr. Howarth is the managing member.  Mr. Mezey is not a beneficial owner since pursuant to Rule 13d-3 he does not have power to vote, or to direct the voting of, such security or power to dispose, or to direct the disposition of, such security.  These powers rest solely with the managing member Paul Howarth.

2.	This includes 20,000,000 held by WTL Group, Inc. which Mr. Mezey’s family owns and he is the President/CEO.
3.	Mr. Howarth owns no shares directly in is name
4.	Mr. Mezey owns 3,000,000 shares directly in his name

Item 5.    Directors and Executive Officers

Identification of Directors and Executive Officers.

Our directors and executive officers and additional information concerning them are as follows:

Name	Age	Position
Paul Howarth	42	CEO, Director
J.W. Mezey	35	President, CFO and Director

Paul Howarth, CEO/ Director.   Mr. Howarth is our CEO and a member of the Board of Directors.  In May 2010, Mr. Howarth co-founded The Graystone Company with J.W. Mezey.  In 2007 Mr. Howarth became involved with Renard Properties, LLC which acquires and invests in real estate throughout the US.  From August 2008 – July 2010, Mr. Howarth was the CEO and member of the Board of Directors of Forterus, Inc.  Forterus is a behavioral health company focusing on drug and alcohol rehabilitation. From February 2006- July 2008, Mr. Howarth served as the Senior Vice-President of Bear Stearns and Co.  Mr. Howarth was responsible for the purchase of mortgages from mortgage bankers that were secured by Bear Stearns or its affiliates.   From 2004 - 2006, Mr. Howarth worked as a license real estate broker in California.  From 2002 – 2004, Mr. Howarth served as the Director of Production of Home Loan Center where he was responsible for 13 sales managers and over 150 sales staff.  Home Loan Center was acquired by Lendingtree.com in 2004.  Mr. Howarth received his B.A. from Seton Hall University.

Due to Mr. Howarth’s experience of being on the board of directors and CEO of Forterus, Inc. and his experience of managing large staffs with Bear Stearns and Home Loans Center the shareholders felt Mr. Howarth should serve as a director of the Company.

J.W. Mezey, President/Director.  Mr. Mezey is our President and a member of the Board of Directors. In May 2010, Mr. Mezey co-founded The Graystone Company with Paul Howarth.  In December 2010, Mr. Mezey became a member of the LLC Renard Properties which acquires and invests in real estate throughout the US.  Since July 2008, Mr. Mezey has worked for his family’s company WTL Group, Inc. which is in involved in the manufacturing and sell of products produced in China. From August 2008 – June 2010, Mr. Mezey was previously a member of the Board of Directors of Forterus, Inc. and served as its CEO February through August 2008. Forterus is a behavioral health company focusing on drug and alcohol rehabilitation. From March 2007 - May 2008, Mr. Mezey was also the CEO of the Mezey Howarth Racing Stables. From January 2005 – April 2007, Mr. Mezey was previously the President/COO of NAPP Tour, Inc. (North American Poker Tour). From 2004 - 2005, Mr. Mezey was the Chief Legal Officer and Interim Chief Accounting Officer of College Partnership, Inc. While at College Partnership Mr. Mezey worked with the auditors and finance department to create a system of accounting control and procedures. From 2003 - 2004, Mr. Mezey worked for Vision Direct Marketing as its Vice-President of Operations and General Counsel. From 2002 - 2003, Mr. Mezey worked as an attorney in Washington D.C. Mr. Mezey graduated from Georgetown University Law Center with an LL.M. in Securities and Financial Regulation. Mr. Mezey received his J.D., with cum laude honors, from New England School of Law and his B.S. from Virginia Commonwealth University.

Due to Mr. Mezey’s experience of being on the board of directors and CEO of Forterus, Inc., and his experience working as Chief Accounting Officer for other public companies and his background in securities law, the shareholders felt Mr. Mezey should serve as a director of the Company.

The foregoing persons are promoters of The Graystone Company, Inc., as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Our management has not been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee. We intend to form an audit committee, a corporate governance and nominating committee and a compensation committee once our board membership increases. Our plan is to start searching and interviewing possible independent board members in the next six months.

Significant Employees

There are no persons other than our executive officers who are expected by us to make a significant contribution to our business.

Family Relationships

There are no family relationships of any kind among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

Audit and Compensation Committees, Financial Expert

We do not have a standing audit or compensation committee or any committee performing a similar function, although we may form such committees in the future.  Our entire Board of Directors handles the functions that would otherwise be handled by an audit or compensation committee.

Since we do not currently have an audit committee, we have no audit committee financial expert.

Since we do not currently pay any compensation to our officers or directors, we do not have a compensation committee.  If we decide to provide compensation for our officers and directors in the future, our Board of Directors may appoint a committee to exercise its judgment on the determination of salary and other compensation.

Code of Ethics

We have adopted a Code of Ethics which is designed to ensure that our directors and officers meet the highest standards of ethical conduct. The Code of Ethics requires that our directors and officers comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.

Involvement in Certain Legal

 Our directors, executive officers and control persons have not been involved in any of the following events during the past ten years:

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, or

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); or

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority, barring, suspending or otherwise limiting for more than 60 days his or her involvement in any type of business, securities or banking activities; or

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to the alleged violation of any Federal or State securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

Subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, self regulatory organization (as defined by Section 3(a)(26) of the Exchange Act), any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 6.    Executive Compensation

The Companies’ officers and director have receive any annual salary of $1.00 per year  for the services rendered on behalf of the Company.

Name and				Stock	All other
Principal Position	Year	Salary	Bonus	Awards	Compensation		TOTAL

Paul Howarth,	2010	$1.00	0	0	2,713	1	N/A
Chairman and CEO

J.W. Mezey, President, CFO	2010	$1.00	0	0	2,713	1	N/A
Director

1.	Represents dividend payment received to the shareholders in which Mr. Howarth and Mr. Mezey are the beneficial owners.

Item 7.    Certain Relationships and Related Transactions, and Director Independence

On May 27, 2010 (inception) he Company issued 46,000,000 to Paul Howarth and J.W. Mezey for Technology Based Intangible Assets that include unpatented technology and trade secrets that we use for our marketing division.

Policies and Procedures with Respect to Related Party Transactions

As of the date hereof, our Board of Directors has not adopted formal written policies or procedures regarding the review, approval or ratification of related party transactions. It is the Company’s intention to adopt such policies and procedures in the immediate future.  Such policies will include, among other things, descriptions of the types of transactions covered, the standards to be applied in reviewing such transactions, the process for review of such transactions, and the individuals on the Board of Directors or otherwise who are responsible for implementing the policies and procedures. It is our intention that our audit committee, which will be comprised entirely of independent directors, will be responsible for such matters on an ongoing basis, consistent with its written charter.  Notice of the Company’s adoption of these policies and procedures will be given to all appropriate Company personnel.

Director Independence

Our Board of Directors has determined that none of our directors are independent.

Item 8.    Legal Proceedings

We are not currently a party to any material litigation and we are not aware of any pending or threatened litigation against us that could have a material adverse effect on our business, operating results or financial condition. However, we may from time to time be involved in legal proceedings in the ordinary course of our business.

Item 9.    Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

(a) Market Information.

Our Common Stock is not trading on any stock exchange.

(b) Holders.

As of January 24, 2010 there were 3 stockholders of record for an aggregate of 46,000,000 shares of the Common Stock issued and outstanding.

(c) Equity Compensation Plan.

As of January 24, 2010 the company did not have any equity compensation plans

(d) Dividends.

The Company has paid dividends on its Common Stock in the past.  The Company intends to continue to pay dividends.  Beginning in February 2011, the Company has decided to distribute at least 70% of its net income it has received to the shareholders as dividend payments.  As a result, the Company will be restricted in its growth potential.  In order to grow, the Company will need to raise additional capital which may cause dilution among the Company’s shareholders.

Item 10.  Recent Sales of Unregistered Securities

The following sets forth information relating to all previous sales of our common stock, which sales were not registered pursuant to the Securities Act.

On May 27th, 2010 (inception), we issued 500,000 restricted shares of our common stock to Renard Properties, LLC and 500,000 restricted shares of our common stock to J.W. Mezey in exchange for $100 which was used for operations..

On May 27th, 2010 (inception), we issued 22,500,000 restricted shares of our common stock to Renard Properties, LLC and 20,000,000 restricted shares of our common stock to WTL Group, Inc. and 2,500,000 restricted shares of our common stock to J.W. Mezey in exchange for $15,000 in intangible assets used in our marketing division
.

The above shares, referenced in each of the above transactions, were issued in reliance of the exemption from registration requirements of the 33 Act provided by Section 4(2) promulgated thereunder, as the issuance of the stock did not involve a public offering of securities based on the following:

•
the investors  represented to us that they were acquiring the securities for their own account for investment and not for the account of any other  person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the 33 Act;

•
we provided each investor with written disclosure prior to sale that the securities have not been registered under the 33 Act and, therefore, cannot be resold unless they are registered under the 33Act or unless an exemption from registration is available;

•
the investors agreed not to sell or otherwise transfer the purchased securities unless they are registered under the 33 Act and any applicable state laws, or an exemption or exemptions from such registration are available;

•	each investor had knowledge and experience in financial and other business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us;
•
each investor was given information and access to all of our documents, records, books, officers and directors, our executive offices pertaining to the investment and was provided the opportunity to ask questions and receive answers  regarding the terms and conditions of the offering and to obtain any additional information that we possesses or were able to acquire without unreasonable effort and expense;

•	each investor had no need for liquidity in their investment in us and could afford the complete loss of their investment in us;
•	we did not employ any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio;
•	we did not conduct, hold or participate in any seminar or meeting whose attendees had been invited by any general solicitation or general advertising;
•
we placed a legend on each certificate or other document that evidences the securities stating that the securities have not been registered under the 33 Act and setting forth or referring to the restrictions on transferability and sale of the securities;

•	we placed stop transfer instructions in our stock transfer records;
•	no underwriter was involved in the offering; and
•
we made  independent  determinations  that  such  persons  were sophisticated or accredited investors and that they were capable of  analyzing the merits and risks of their investment in us, that they understood the speculative nature of their investment in us and that they could lose their entire investment in us.

Item 11.  Description of Registrant’s Securities to be Registered

(a) Common and Preferred Stock.

We are authorized by its Certificate of Incorporation to issue an aggregate of 700,000,000 shares of capital stock, of which 700,000,000 are shares of common stock, par value $0.0001 per share (the "Common Stock").  We have no authorized preferred stock.   As of January 20, 2011, 46,000,000 shares of Common Stock were issued and outstanding.

Common Stock

Our Certificate of Incorporation, as amended, authorizes the Company to issue up to 700,000,000 shares of common stock ($0.0001 par value).  As of the date hereof, there are 46,000,000 shares of our common stock issued and outstanding, which are held by 3 shareholders of record. Of these shares, 46,000,000 are not registered and are restricted from sale pursuant to the Securities Act of 1933, as amended.  All outstanding shares of common stock are of the same class and have equal rights and attributes.  Holders of our common stock are entitled to one vote per share on matters to be voted on by shareholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefore. Subject to the rights of the holders of any preferred stock then outstanding, holders of our common stock have exclusive voting rights for the election of our directors and all other matters requiring shareholder action, except with respect to amendments to our Certificate of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Upon our liquidation or dissolution, the holders of our common stock are entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. Our common stock has no cumulative or preemptive rights or other subscription rights. The payment of dividends on our common stock is subject to the prior payment of dividends on any outstanding preferred stock.

Preferred Stock

We have no authorized preferred stock.

(b) Debt Securities.

None.

(c) Other Securities To Be Registered.

None.

Item 12.  Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Section 145 of the General Corproation Law of Delaware and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 13.  Financial Statements and Supplementary Data

The Company's financial statements for the years ended December 31, 2010, have been audited to the extent indicated in their report by Collie Accountancy an independent registered public accounting firm. The financial statements have been prepared in accordance with generally accepted accounting principles and are included in Item 15 of this Form 10. Please see the Financial Statements Index on page F-1.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had any disagreements with our auditors on any matters of accounting principles, practices, or financial statement disclosure.

Item 15.  Financial Statements and Exhibits

(a)
Our audited financial statements for the fiscal year 2010, including the report of our independent registered public accounting firm, are attached hereto beginning at page F-1 immediately following the signature page of this registration statement.

Exhibits

3.1	Certificate of Incorporation
3.2	By-Laws
4.1	Specimen of common stock certificate

SIGNATURES

 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

The Graystone Company, Inc.

Date: January 24, 2011	By:	/s/ J.W. Mezey
	Name:	J.W. Mezey
	Its:	President

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of The Graystone Company, Inc.

We have audited the accompanying balance sheets of The Graystone Company, Inc. as of December 31, 2010, and the related operating statements, shareholders’ equity, and cash flows for the period May 27, 2010 (date of inception) through December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Graystone Company, Inc. as of December 31, 2010, and the results of its operations and their cash flows for the period from May 27, 2010 (date of inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operation.

/s/ Collie Accountancy
Collie Accountancy
Newport Beach, CA

January 21, 2010

THE GRAYSTONE COMPANY, INC.
BALANCE SHEET

	From Inception on May 27, 2010	Nine Months
Balance Sheets	Through December 31, 2010	Ended September 30, 2010
	(Audited)	(Unaudited)
ASSETS:
Current assets:
Cash or cash equivalents	$5,522	$5,107
Accounts receivable	11,644	6,922
Total current assets	17,166	12,029
Long term securities	25,000	-
Acquired intangible assets	15,000	15,000
Total assets	$57,166	$27,029
LIABILITIES AND SHAREHOLDER EQUITY

Total liabilities	$2,815	$-
Shareholder equity:
Common Stock, Par Value $.0001 46,000,000 and 46,000,000 Issued and Outstanding, respectively	4,600	4,600
Additional Paid In Capital	10,500	10,500
Retained earning	45,526	11,929
Dividend paid	(6,275)	-
Total shareholders' equity	54,351	27,029
Total liabilities and shareholders' equity	$57,166	$27,029

See accompanying notes to the financial statements

THE GRAYSTONE COMPANY, INC.
STATEMENT OF OPERATIONS

	From Inception on May 27, 2010	Nine Months
Statement of Operations	Through December 31, 2010	Ended September 30, 2010
	(Audited)	(Unaudited)

Ordinary Income	$74,804	$16,148
Refunds/Discount	(5,980)	$(1,615)
Net Income	68,824	14,533
Cost of Goods Sold	14,074	2,354
Gross Profit	54,750	12,179
Operating Expenses
SG&A	6,409	250
Total Operating Expenses	6,409	250
Operating Income	48,341	11,929
Provisions for Income Tax	2,815	-
Net Income	$45,526	$11,929

Earnings Per Share, Basic and Diluted	$0.001	$0.0003

Earnings Per Share, Basic and Diluted	46,000,000	46,000,000

See accompanying notes to the financial statements.

THE GRAYSTONE COMPANY, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid			Total Stockholders’
	Shares	Amount	In Capital	Net Profit	Dividends	Equity

Balances, May 27, 2010 (Inception)	-	$-	$-	$-	$-	$-

Issuance of common stock on May 27, 2010 at $.0001 per share	46,000,000	4,600	10,500	-	-	15,100
Dividends Issued	-	-	-	-	(6,275)	(6,275)
Net profit	-	-	-	45,526	-	45,526

Balances December 31, 2010	46,000,000	$4,600	$10,500	$45,526	$(6,275)	$54,351

See accompanying notes to the financial statements.

THE GRAYSTONE COMPANY, INC.
STATEMENT OF CASH FLOWS

	From Inception on May 27, 2010	Nine Months
	Through December 31, 2010	Ended September 30, 2010
	(Audited)	(Unaudited)

Cash flows from operating activities
Net Income	$45,526	$11,929
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts Receivable	(11,644)	(6,922)
Accrued Income Taxes	2,815
Stock Based Compensation	(25,000)	-
Net cash provided by operating activities	11,697	5,007

Cash flows from investing activities
Intangible Assets	(15,000)	(15,000)
Net cash provided by investing activities	(15,000)	(15,000)

Cash flows from financing activities
Common Issued for intangible assets	15,000	15,000
Common Issued for cash	100	100
Dividends Paid	(6,275)	-
Net cash provided by financing activities	8,825	15,000

Cash balance, beginning of periods	-	-

Cash balance, end of periods	$5,522	$5,107

Supplementary information:
Cash paid for:
Interest	$--	$--
Accrued income taxes	$2,815	$--

See accompanying notes to the financial statements.

THE GRAYSTONE COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS
For the year ended December 31, 2010

Note 1 – Nature of Operations

The Graystone Company, Inc. (“Graystone”, “we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of New York on May 27, 2010 under the name of Argentum Capital, Inc.   Graystone was reincorporated in Delaware on January 10, 2011 and subsequently renamed the Company to The Graystone Company, Inc on January 14, 2011.  Graystone is domiciled in the state of Delaware, and its corporate headquarters are located in New York, New York. The Company selected December 31 as its fiscal year end.

Going Concern

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management feels the limited history of the Company and its future cash needs to implement its business plan raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management's plans with respect to alleviating the adverse financial conditions that caused shareholders to express substantial doubt about the Company’s ability to continue as a going concern are as follows:

The Company’s current assets are not deemed to be sufficient to fund ongoing expenses related to the planned expansion of operations. In order to implement its entire business plan, the Company will need to raise additional capital through equity or debt financings or through loans from shareholders or others. The ability of the Company to continue as a going concern is dependent upon its ability to successfully raise additional capital and eventually attain profitable operations. There can be no assurance that the Company will be able to raise additional capital or execute its business strategy.

Note 2 – Significant Accounting Policies

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.  The Company has elected a fiscal year ending on December 30.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(Note 2 – Continued)

If the Company is successful in raising funds and becoming a business development company, its principal estimates will involve the determination of the value of its portfolio companies.

The net asset value per share of our outstanding shares of common stock will be determined quarterly, as soon as practicable after, and as of the end of, each calendar quarter, by dividing the value of total assets minus total liabilities by the number of shares outstanding at the date as of which such determination is made.

In calculating the value of our total assets, we will value securities that are publicly traded at the closing price on the valuation date for exchange traded and NASDAQ listed securities or the average of the bid and asked prices for other securities.  Debt and equity securities that are not publicly traded will be valued at fair value as determined in good faith by the valuation committee of our board of directors based on the recommendation by our investment adviser and under valuation guidelines adopted by our board of directors, and then approved by our entire board of directors.  Initially, the fair value of these securities will be their original cost. Debt securities valued at cost would be revalued for significant events affecting the issuer's performance and equity securities valued at cost would be revalued if significant developments or other factors affecting the investment provide a basis for valuing the security at a price other than cost, such as results of subsequent financing, the availability of market quotations, the portfolio company's operations and changes in market conditions.

Debt securities with remaining maturities of 60 days or less at the time of purchase will be valued at amortized cost.  Debt securities which are publicly traded will be valued by using market quotations obtained from pricing services or dealers.  Our valuation guidelines are subject to periodic review by our board of directors and may be revised in light of our experience, regulatory developments or otherwise.

Determination of fair values involves subjective judgment and estimates not susceptible to substantiation by auditing procedures.  Accordingly, under current auditing standards, the notes to our financial statements will refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and other intangible assets are tested for impairment annually and more frequently if facts and circumstances indicate goodwill carrying values exceed estimated reporting unit fair values and if indefinite useful lives are no longer appropriate for the Company’s trademarks. Based on the impairment tests performed, there was no impairment of goodwill or other intangible assets in fiscal 2010. Definite-lived intangibles are amortized over their estimated useful lives. For further information on goodwill and other intangible assets, see Note 5.

Basic and diluted net loss per share

Basic loss per share is computed using the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. Basic and diluted loss per share are the same due to the absence of common stock equivalents.

(Note 2 – Continued)

Income taxes

The Company accounts for income taxes under the Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes" "Statement 109").  Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  There were no current or deferred income tax expenses or benefits due to the Company not having any material operations since inception.

Net profit/loss per common share

Net profit/loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.  There were no potentially dilutive shares outstanding as of February 28, 2010.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Recently Issued Accounting Pronouncements - In January 2010, the FASB issued ASC Update No. 2010-06 “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” which updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company's financial statements.

There are several other new accounting pronouncements issued or proposed by the FASB. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or operating results.

Note 3 – Income Taxes

Current tax provisions:

Federal	$1,797
State	$1,018
Total	$2,815

The Company elects the cash basis of income tax reporting.  Temporary differences in income recognition between accrued basis accounting method and cash basis accounting method and cash basis accounting method will be recognized in subsequent income tax provisions.

Note 4 – Related Party Transaction

On May 27th, 2010 (inception), we issued 500,000 restricted shares of our common stock to Renard Properties, LLC and 500,000 restricted shares of our common stock to J.W. Mezey in exchange for $100 which was used for operations.

On May 27th, 2010 (inception), we issued 22,500,000 restricted shares of our common stock to Renard Properties, LLC and 20,000,000 restricted shares of our common stock to WTL Group, Inc. and 2,500,000 restricted shares of our common stock to J.W. Mezey in exchange for $15,000 in intangible assets used in our marketing division.

Note 5 – Other Intangible Assets and Goodwill

Other intangible assets: Consist of trade secrets and technology cost pending further validation.

Indefinite-lived intangibles	$15,000	$15,000
Definite-lived intangibles	-	-
Accumulated amortization	-	-
Definite-lived intangibles, net	-	-

Total other intangible assets	$15,000	$15,000

Definite-lived intangibles approximate remaining weighted average useful life in years	-	-

Note 6 – Common Stock

            The Company is authorized to issue 700,000,000 shares of common stock with a par value of $0.001.  On May 27, 2010, the Company issued 46,000,000 shares of common stock.   In the period ended December 31, 2010, the company issued a total of 46,000,000.

Note 7 – Dividends

The Company declared and paid cash dividend to its shareholders during the year.

Note 8 – Subsequent Events

None.